INVESTMENT AND SHAREHOLDERS’ AGREEMENT

between

REMEDENT OTC B.V.

CONCORDIA FUND B.V.

REMEDENT, INC.

ROBIN LIST

SYLPHAR HOLDING B.V.

and

THE EXISTING OTC SUBSIDIARIES

(as defined herein)

in connection with the investment by Concordia Fund in the OTC business of Remedent 11 December 2008

INDEX

1 Interpretation	4
2 Acquisition of Shares and Call Option	5
3 Representations and Warranties and Tax Indemnity	5
4 Conditions to Completion	7
5 Completion and Payments	8
6 Management Board and Strategic Advice CF	9
7 General Meeting	11
8 Minority Protection	11
9 Reserved Matters	13
10 Conduct of Business and Financial Reporting	14
11 Strategic Business Plan, Due Diligence Action List and Annual Budget	14
12 Call Option	15
13 No Disposal, Share Transfers	16
14 Drag Along and Tag Along Rights	17
15 Exit Strategy	19
16 Liquidation and Exit Proceeds	19
17 Confidentiality and Non-Competition Covenants, Business Development	20
18 Dividend	22
19 Notices	22
20 Use of Powers, Amendment of Articles	22
21 Termination	23
22 Miscellaneous	24
23 Governing Law and Disputes	25

SCHEDULES

Schedule 1	Definitions	28
Schedule 2	Shareholdings	34
Schedule 3	Representations and Warranties	35
Schedule 4	Manager Representations and Warranties	38
Schedule 5	Covenants and Reporting by the Company	40
Schedule 6	Reserved Matters	43
Schedule 7	Notification Details	45
Schedule 8	Existing OTC Subsidiaries	49

AGREED FROM DOCUMENTS

1.	Deed of Issuance
2.	Deed of Transfer
3.	Management Agreement
4.	Constitutional Documents
5.	2007-2008 Accounts
6.	Voting Agreement

This agreement is made on 11 December 2008 by and between:

(1)

CONCORDIA FUND B.V., a private limited liability company incorporated under the laws of the Netherlands, whose corporate seat is at Rotterdam, the Netherlands, registered with the trade registry of the chambers of commerce under file number 24416997 (“CF”);

(2)

REMEDENT, INC., a public company incorporated under the laws of Nevada, with its registered offices at Xavier de Cocklaan 42, 9831 Deurle, Belgium, and registered with the Nevada Secretary of State under number C2807329 (“Remedent”);

(3)	REMEDENT OTC B.V., a private limited liability company incorporated under the laws of the Netherlands, whose corporate seat is at Rotterdam, the Netherlands (“Remedent OTC”);
(4)	Mr ROBIN LIST, born on March 28, 1971 in Zaandam, The Netherlands (“Robin List”);
(5)	SYLPHAR HOLDING B.V., a limited liability company incorporated under the laws of the Netherlands whose corporate seat is at Rotterdam (“Company”); and
(6)	Each of the entities listed in Schedule 8 (“Existing OTC Subsidiaries”);

hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

(A)

Remedent OTC has been incorporated as a wholly owned subsidiary of Remedent, which is a company engaged in the production, development and marketing of professional and consumer or ‘over-the-counter’ (OTC) dental products;

(B)	The OTC business referred to in paragraph (A) above is also commonly referred to as ‘Sylphar’ after the brand name of the relevant product line;
(C)

Subsequent to its incorporation, Remedent OTC incorporated the Company and the Company subsequently acquired the entire consumer market business of Remedent and its group companies through, among other things, the acquisition of 100% shareholdings in the Existing OTC Subsidiaries: Sylphar N.V., Sylphar USA, Inc. and Sylphar Asia Pte,;

(D)

Pursuant to certain arrangements to that effect made between Remedent and Robin List, the latter mentioned Party shall on or about the date hereof have acquired 50% of the issued and outstanding share capital of Remedent OTC B.V. from Remedent, as a result of which Remedent and Robin List together shall own 100% of the issued share capital of the Company on a 50/50 basis and Robin List shall no longer have any equity or other interests in Remedent;

(E)	In connection with their respective shareholding in Remedent OTC, Remedent and Robin List have entered or shall enter into a certain Voting Agreement as referred to herein;
(F)	Robin List has committed himself to be actively involved in the management of the Company and its business for a period specified herein;
(G)

Subject to the terms and conditions hereof, CF has agreed to invest in the OTC business through the subscription for shares in the capital of the Company and the acquisition of shares in the Company from Remedent OTC together constituting 25% of the issued share capital of the Company with the option to increase its shareholding up to 49%;

(H)	The Investors and Robin List now wish to agree the terms and conditions with respect to direct and indirect shareholding in the Company;

NOW HEREBY AGREE AS FOLLOWS:

1	INTERPRETATION
1.1	Capitalized terms in this Agreement shall have the meaning set out in Schedule 1 (Definitions).
1.2	In this Agreement, save where the context otherwise requires:
(a)	A reference to a ‘person’ shall include a reference to a natural person, a corporation of whichever kind and either with or without legal personality, a firm or a body corporate;
(b)	Headings are for convenience only and shall not affect the interpretation of any provision of this Agreement;
(c)	References to ‘include’, ‘includes’, ‘including’ or similar words or expressions shall be interpreted as a reference to a non-exhaustive list or presentation of matters;
(d)	references to a ‘subsidiary’ of a legal entity shall be construed as a reference to:
(i)

a legal person in which that legal entity and/or one or more of its subsidiaries, pursuant to an agreement with other persons or otherwise, can exercise, solely or jointly, more than one-half of the voting rights at a general meeting of shareholders; or

(ii)

a legal person of which that legal entity or one or more of its subsidiaries is a shareholder and, pursuant to an agreement with other persons entitled to vote or otherwise, can appoint or dismiss, solely or jointly, more than one-half of the managing directors or the supervisory directors, if all persons entitled to vote were to cast their vote.

2	ACQUISITION OF SHARES AND CALL OPTION
2.1

At Completion, subject to the terms and conditions of this Agreement and in reliance on the Representation and Warranties, the Manager Representations and Warranties and the covenants and undertakings of the other Parties hereunder, CF shall:

(a)

purchase from Remedent OTC the Shares identified in the Deed of Transfer in consideration of a purchase price of EUR 1,000,000.-- (one million euro) (it being understood that this amount shall be used by Remedent OTC for the settlement of a payment obligation of Remedent OTC to Remedent incurred pursuant to the Carve-Out Agreements); and

(b)	subscribe for the Shares as identified in the Deed of Issuance for a subscription price equal to EUR 1,000,000.-- (one million euro);

and Remedent OTC shall sell and transfer the Shares referred to in paragraph (a) and the Company shall issue the Shares referred to in paragraph (b) to CF, such that the total shareholding in the Company of each of the Shareholders immediately following Completion shall be as set out in Schedule 2 (Shareholdings).

2.2

Subject to Completion occurring, in consideration for CF’s undertakings hereunder including the payment of the subscription price and the purchase price for the Shares as referred to in clause 2.1, Remedent OTC hereby grants the Call Option to CF, and CF accepts that Call Option from Remedent OTC.

2.3	Robin List hereby agrees to commit himself and to devote his time and efforts to the Company and the businesses carried out by the Group in accordance with the terms of the Management Agreement.
3	REPRESENTATIONS AND WARRANTIES AND TAX INDEMNITY
3.1

Each of the Warrantors represents and warrants to CF and the Company that the facts and circumstances set out in Schedule 3 (Representations and Warranties) are true, correct and not misleading. By giving the Representations and Warranties, the Warrantors accept the legal consequences set out in this Agreement in the event that any fact or situation appears not to be as represented or warranted.

3.2	Robin List represents and warrants to CF and the Company that the facts and circumstances set out in Schedule 4 ( Manager Representations and Warranties) are true, correct and not misleading.
3.3

Each of the Warrantors and Robin List acknowledge that the representations and warranties made by each of them are material for CF and that CF is relying on the accuracy of the same in its decision to pursue the Transaction.

3.4

In the event that any facts or circumstances appear not to be as stated or represented in the Representations and Warranties or the Manager Representations and Warranties respectively, each of the relevant Warrantors and (to the extent the Original Manager Representations and Warranties are concerned: Robin List) agrees to indemnify CF or, at the request of CF at its sole discretion, each of the relevant Companies, individually and not jointly, and to hold them same free and harmless from any damages, losses, liabilities, cost and expenses resulting there from and to pay such amount in cash to CF and the relevant Companies necessary to bring them in the position that would have existed had the breach of not occurred.

3.5	Clause 3.4 shall not limit CF’s right to claim specific performance (reële nakoming) by the relevant Parties by way of procuring that the facts and circumstances are as represented and warranted.
3.6	Any indemnification by way of cash payment pursuant to this clause 3 shall be subject to the following provisions:
(a)

no indemnification other than for default interests or penalties shall be owed by the Warrantors for tax reassessment resulting only in a carry forward of income or charges from one fiscal year to another and resulting in no additional tax costs for the Company compared to the cost it would have borne without such reassessment;

(b)

for the purpose of calculating the indemnification due by the Warrantors, any benefit that the Company may actually have obtained at the latest as of the date the indemnification was paid pursuant to this indemnification obligation, and particularly, the corresponding reserve specifically made in the Accounts for the purpose of covering the relevant costs or risks and the indemnification due under insurance policies taken out by the Companies shall be taken into account;

(c)

no indemnification shall be due unless the total amount thereof exceeds EUR 25,000.-- (in which case the whole amount and not only the excess amount shall be due), provided however that any damage, even if less than EUR 25,000,-- shall be taken into account in connection with the indemnification obligation if such a damage is of recurring nature, namely if it shares the same origin or cause as another damage, provided that the aggregate amount of the damages of a recurring nature exceeds the sum of EUR 25,000.--

3.7	CF shall not be entitled to claim any compensation for breach of Representations and Warranties or Manager Representations and Warranties:
(i)

in respect of: the Representations and Warranties set out in paragraphs 1, 2, 3 and 5 of Schedule 3, and Manager Representations and Warranties: upon expiry of the period during which any person can take any action as a result of which CF become or could reasonably have become aware of:

(a)	the absence of a fact or situation the presence of which is warranted or represented; or
(b)	the existence of a fact or situation the absence of which has been warranted or represented;

which period shall be extended by 3 (three) months; and

(ii)	with respect to all other Representations and Warranties and Manager Representations and Warranties: upon expiry of 24 months from the Completion Date.
3.8

CF shall not be entitled to claim any cash compensation for breach of Representations and Warranties and/or Manager Representations and Warranties to the extent that such amount of compensation exceeds the total nominal amount of the investments made hereunder by CF.

3.9	Remedent hereby irrevocably and unconditionally undertakes with CF and each of the Companies to indemnify and hold the Companies and CF harmless from:
(a)

any Taxes, by way of payment of the relevant amount of Taxes to the Company and/or Existing OTC Subsidiaries, to the extent such Taxes are attributable to any period up to and including 31 March 2008, unless sufficient provisions are included with respect to those Taxes in the 2007-2008 Accounts;

(b)	any other Taxes resulting from the transactions carried out in accordance with the Carve-Out Documents; and
(c)

any costs, claims, actions, attachments, damages, expenses (including costs of legal defense counsel) or legal or other regulatory requirements incurred or suffered by the Companies or CF as a result of the transactions contemplated by the Carve-Out Documents and/or ongoing Stock Exchange requirements resulting from the listing of Remedent’s stock at NASDAQ and the financial consolidation of the Company in Remedent’s accounts.

4	CONDITIONS TO COMPLETION
4.1

The obligation of CF to proceed with the Completion, shall be subject to the satisfaction on or prior to the Completion Date of each of the following conditions, unless waived by each of the Investors:

(a)	There not having occurred a material adverse change to the Group’s financial position, level of trading or prospects;
(b)	Robin List has become the owner of 50% of the issued share capital of Remedent OTC;
(c)	The Carve-Out Documents have been executed by all relevant parties thereto copies of which have been submitted to CF and completion of the transactions contemplated thereby have become unconditional;
(d)	The Voting Agreement has been entered into;
(e)	The Management Agreement has been entered into; and
(f)	Copies of the relevant documents in evidence of the matters of fact set out in paragraphs have been made available to CF.
5	COMPLETION AND PAYMENTS
5.1	Completion shall take place on the Completion Date at the offices of RE Attorneys at Emmaplein 2, Amsterdam (The Netherlands).
5.2

Ultimately on the Completion Date CF shall pay EUR 2,000,000.— for the purpose of settlement of the subscription price and the purchase price for the Shares as referred to in clause 2 (Acquisition of Shares and Call Option) into the third party account of the Notary Fortis Bank N.V. account number 24.89.76.133 in the name of Albers Schot en van Tienen IBAN: NL83 FTSB 0248 9761 33 / BIC: FTS BNL2R (quoting reference ‘Project Sylphar’).

5.3

At Completion, the following shall take place in the following order (or to the extent that any of the documents referred to below have already been executed, shall be deemed to have taken place at Completion):

(a)

a meeting of the Management Board and (to the extent necessary) the management boards of the Existing OTC Subsidiaries will be held at which it shall be resolved or ratified that the Carve-Out Documents and this Agreement shall be entered into; and

(b)	a General Meeting and (to the extent necessary) general meetings of the Existing OTC Subsidiaries shall be held at which shall be resolved or ratified that;
(a)	the Carve-Out Documents and this Agreement are approved and/or shall be entered into;
(b)	the Shares shall be issued and transferred to CF through the execution of the Deed of Issuance and the Deed of Transfer; and

(c)	the Company, Sylphar N.V. and Robin List (in person and through his management company TSL Invest) shall execute the Management Agreement.
5.4

If at any time during or after Completion any further action is necessary or desirable in order to implement the Transaction, each Party shall execute and deliver any further documents and take all such necessary action as may reasonably be requested by the other Parties.

6	MANAGEMENT BOARD AND STRATEGIC ADVICE CF
6.1

The management of the Companies shall be carried out by Robin List together with one or more other Senior Managers as may be the case, subject to the terms and conditions of this Agreement, the Articles of Association, the Constitutional Documents and the Management Agreement (or management services agreement or employment agreement of the relevant other Senior Manager), and in accordance with and aimed at the implementation of the Business Plan.

6.2

The Management Board of the Company shall as soon as practicable after Completion be strengthened with a Senior Manager with the title and function of financial director/business controller to be recruited by the Company in good consultation between the Shareholders.

6.3

In addition to the provisions set out in 6.2, the constitution of the Management Board and/or the team of Senior Managers shall furthermore be determined from time to time by CF, Remedent OTC and Robin List as follows:

(a)	the operations and management of the Company and the Subsidiaries shall at the request and directions of CF from time to time be reviewed;
(b)	The management team will be reviewed at the request of CF and may be strengthened or changed at the suggestion of CF; and
(c)

CF shall have the right make a binding nomination for the appointment of at least one Senior Manager identified in accordance with this clause 6.3, either as director or non-statutory director or manager.

6.4	Management of Subsidiary Companies shall be carried out by the Senior Managers unless CF and Remedent OTC together through consultation determine otherwise.
6.5

The Management Board shall be authorized to represent the Company. If more than one member of the Management Board is in office, any member acting individually shall also be authorized to represent the Company.

6.6

The Shareholders shall from time to time assess whether or not institution of a supervisory board within the Company becomes appropriate from a good corporate governance perspective. The Company shall not have a supervisory board, unless the General Meeting otherwise determines by amendment of the Articles of Association to that extent with the prior approval of CF and against terms and conditions regarding appointment, removal and nominations rights reasonably acceptable to CF, which shall include the right to make binding nomination for the appointment of at least one member of that supervisory board.

6.7

Each Shareholder undertakes to procure that the General Meeting shall at all times appoint the person whose name appears first on the binding list of nominees submitted by CF in accordance with the terms hereof. At the request of the holders of CF to that effect, the General Meeting shall forthwith suspend or remove a any person appointed in accordance with its nomination.

6.8

CF shall be entitled from time to time to appoint a person to attend all meetings of the Management Board and the supervisory board (if installed by the Company) as an observer and any person so appointed shall be given (at the same time as the Managing Directors) notice of all meetings and all agendas, minutes and other papers relating to such meetings. The observer shall be entitled to attend any and all such meetings and to speak and suggest items to be placed on the agenda for discussion, provided that an observer shall not be entitled in any circumstances to vote. CF may remove an observer appointed by it and appoint another person in his place. Upon request by CF the Company and the Senior Managers shall procure that the observer (or any other person nominated by the CF) is able to attend the board meetings of any of the Subsidiaries on the same terms.

6.9

CF will provide input, advice and assistance to the extent possible in order for the Senior Managers to successfully roll out and realize the Business Plan and to assist in evaluating and updating the Business Plan and the implementation thereof from time to time in accordance with the terms hereof.

6.10

CF shall be entitled to a quarterly management fee amounting to EUR 5,000.-- excluding VAT, payable at the end of each quarter (for the first time on 31 December 2008) which fee shall be increased with 1% of the amount of each additional investment in the Company by CF (either by way of the exercise of the Call Option or otherwise) and to be indexed annually at a rate equal to the CBS price index for professional services (provided that the fee cannot be decreased). The fee is to be considered an ‘all-in’ fee covering all time, efforts and costs incurred by CF and its employees or affiliated persons related to the Company, including the identification of acquisition and/or Exit opportunities and shall be deemed to include travel costs and out of pocket expenses.

6.11

Robin List agrees to and, where applicable, shall procure that TSL Invest shall tender their resignation as director of each of the Companies upon termination of the Management Agreement (for any reason whatsoever) without limitation to any rights Robin List and/or TSL Invest may have against the Companies in connection with the Management Agreement, failing which the Shareholders and all other Parties shall forthwith procure, cooperate to and/or exercise their voting or other rights in favor of the dismissal of TSL Invest and/or Robin List respectively in their capacity as director of the relevant Companies.

7	GENERAL MEETING
7.1	The annual General Meeting shall be held within 6 (six) months from the end of each Accounting Period at the offices of the Company unless otherwise agreed in advance by all Shareholders.
7.2	Other General Meetings shall be held as often as a Shareholder or group of Shareholders holding at least 10% (ten per cent.) of the issued share capital of the Company deems necessary.
7.3	The agenda for the annual General Meeting shall in any event contain the following matters:
(a)	the annual report;
(b)	adoption of the Annual Accounts of the previous Accounting Period and the allocation of the net profits;
(c)	discharge of each of the Management Board members for their management duties;
(d)	filling of any vacancy in the Management Board; and
(e)	any other proposals put forward for discussion by CF or the Management Board.
7.4

Meetings of the General Meeting shall be conducted in English, unless the meeting unanimously resolves differently. Minutes shall be kept of the proceedings at each General Meeting by a secretary to be designated by the meeting. All minutes shall be in the English language. The minutes shall be adopted by the chairman and shall be signed by him as evidence thereof.

7.5

General Meetings shall be convened by the Management Board. The convening shall take place no later than the fifteenth day prior to the date of the meeting. The notice of the meeting shall state the subject matters of the meeting, without prejudice to the provisions of the Articles of Association.

8	MINORITY PROTECTION
8.1

Without limitation of the other rights CF may have, the following decisions of the General Meeting shall require a resolution of the General Meeting adopted by a meeting at which more than 75% of the votes cast are in favour of such proposed resolution in a meeting in which more than 75% of the issued Shares are present:

(a)	amendment of the Articles of Association;
(b)	the legal merger (juridische fusie), split-off (splitsing) to which the Company is a party;
(c)	the adoption or amendment of any management regulations (bestuursreglement);
(d)	issuance of Shares or the right to acquire any Shares, or the delegation of right to resolve upon the issuance of Shares;
(e)	the setting aside of pre-emptive right (voorkeursrecht) in respect of Shares;
(f)	the approval of the acquisition (verkrijging) by the Company of Shares and/or the decreasing of share capital (kapitaalvermindering) of the Company;
(g)	the payment of dividend or distribution on the account of any freely distributable reserves or other reserves;
(h)	voluntary dissolution (ontbinding) or winding-up (liquidatie) of the Company;
(i)	the approval of any proposed Share transfer, or the creation of a right of pledge or usufruct or the transfer of voting rights to a holder of any such rights;
(j)	the appointment, dismissal or suspension of any director of the Company;
(k)	the determination of remuneration of any director or the alteration thereof;
(l)	the appointment of special representatives of the Company in case of conflicting interests between the Company and any Managing Director or the waiver of the right to exercise such right;
(m)	the adoption of Annual Accounts and the allocation of profits to any reserves; and
(n)	the instruction to the Management Board to file for the bankruptcy of the Company.
8.2

As long as CF is a Shareholder, the Investors (other than CF) undertake with CF to procure that the board of managing directors (bestuur) of Remedent OTC shall be composed in accordance with the terms of the Voting Agreement, at Completion being Robin List and two members designated by Remedent, as from Completion being Messrs. Fred. Kolsteeg, Guy De Vreese, either of which directors may be replaced at the discretion of Remedent - should the circumstances so demand - by Stephen Ross. If due to any circumstances whatsoever any of the latter directors resign, are dismissed or otherwise cease to be a director of Remedent OTC, Remedent shall not have the right to appoint or request the appointment of a replacement director and hereby waives any right it may have in that respect, it being understood that Remedent has the right to nominate one director of Remedent OTC as long as Remedent is a shareholder of Remedent OTC.

8.3

Remedent and Robin List shall procure that one of the directors (being Fred. Kolsteeg, Guy De Vreese and/or Stephen Ross) shall resign from their position as directors of Remedent OTC upon the occurrence of (whichever first occurs):

(a)	a Triggering Event as defined in the Voting Agreement; or
(b)	the exercise by CF of the Call Option (in whole or in one or more parts) as a result of which the total investment hereunder amounts to at least EUR 3,000,000.--;

but ultimately on 30 September 2011 or such earlier date as may be required pursuant to the Voting Agreement, it being understood that Remedent has the right to nominate one director of Remedent OTC as long as Remedent is a shareholder of Remedent OTC.

9	RESERVED MATTERS
9.1

Save as otherwise provided in this Agreement, the Companies undertake not to take any of the actions as set forth in Schedule 6 (Reserved Matters) without the approval of the General Meeting adopted with unanimous Shareholders consent or with affirmative vote of more than 75% of the votes cast in a General Meeting at which more than 75% of the Company’s share capital is represented.

9.2

Notwithstanding any other obligation pursuant to the terms and conditions of this Agreement, the Company and the Senior Managers shall procure that the management board of each Subsidiary shall neither adopt any resolution, nor take any action which is a reserved matter as described in Schedule 6 (Reserved Matters) without the prior written approval of the Company. The decision by the Management Board to that effect shall require the written approval of the General Meeting adopted in accordance with this clause 9.

9.3	The Company and the Senior Managers shall procure that the Constitutional Documents of each of the Subsidiaries of the Company shall always reflect the principles set out in this clause.
9.4	In the event of a vacancy in any board, the Parties in their capacities as shareholders shall fill such vacancy in accordance with the Articles of Association or the relevant Constitutional Documents.

10	CONDUCT OF BUSINESS AND FINANCIAL REPORTING
10.1

The Companies undertake with each Investor to comply with all the obligations and provisions set out in Schedule 5 ( Covenants and Reporting by the Company) or to procure that these are complied with to the extent the provisions or obligations in a specific matter relate to any other Subsidiaries.

10.2

The Senior Managers and CF shall discuss monthly management reporting of the Company and progress of the Strategic Business Plan as referred to in clause 11 (Strategic Business Plan, Due Diligence Action List and Annual Budget) in monthly meetings to be held at the offices of the Company or at the offices of CF in Rotterdam or by conference call as may be agreed from time to time with CF. The Management Board shall schedule such meetings and circulate relevant meeting papers well in advance.

10.3	After the end of each Accounting Period, the Annual Accounts shall be audited. The consolidated audit of the Company shall be carried out by the auditors appointed in accordance with the terms hereof.
10.4	The Companies and each Senior Manager undertakes to CF:
(a)	to respond promptly to such enquiries about the information which has been supplied to the Investors pursuant to this Agreement as CF may from time to time reasonably make; and
(b)	to allow CF access during regular business hours to the books of records of the Companies as may be reasonably required for the purpose of assessing the relevant issues; and
(c)	to discuss with CF the issues identified for discussion from time to time.
11	STRATEGIC BUSINESS PLAN, DUE DILIGENCE ACTION LIST AND ANNUAL BUDGET
11.1	Within three (3) months following Completion the Company – with the support and input of CF - shall prepare a three (3) years Strategic Business Plan for the Group which shall include:
(a)	The company’s mission and vision, strategic objectives, major milestones and critical factors or activities required for ensuring the success of the business;
(b)	The requirements to achieve the strategic objectives including any projects and/or investments in any commercial, organizational, financial, IT or other discipline;

(c)	Three scenarios of growth: a base case, best case and worst case;
(d)	The key financial figures related to the three growth scenarios (P&L and investment requirements).
11.2

The Company shall draft and present a Due Diligence Action List containing the recommendations, quick wins, actions and lessons learned as identified in due diligence performed by CF’s advisors in connection with the Transaction. The Manager commits to put best efforts in order to execute the listed actions within three (3) months following Completion.

11.3

Ultimately 60 (sixty) days prior to the first day of each Accounting Period, the Company shall submit a draft Annual Budget to the Shareholders for approval by the General Meeting. Each Annual Budget shall include:

(a)

The Management Board’s business plan of the Group for the relevant Accounting Period including the sales & marketing plan, proposed projects related to amongst others business development, finance and administration, organization and major business targets to be achieved;

(b)	an operating budget for the relevant Accounting Period, including;
(i)	a breakdown of monthly consolidated revenues, operating expenses, operating results, net interest expenses and net profits;
(ii)	a breakdown of quarterly capital expenditures and cash flow;
(iii)	a breakdown of a projected consolidated balance sheet as at the end of the financial year and projected profit and loss account for the financial year; and
(iv)	a breakdown of expected funding requirements and the proposed methods of meeting those requirements.
12	CALL OPTION
12.1

The Call Option may be exercised by CF at any time during the period 1 January 2009 up to and including 31 December 2010 by giving notice to that effect to Remedent OTC. The Call Option may be exercised in whole or in part, provided that if exercised in part, the remainder of the Call Option rights will continue to be effective during the remainder of the relevant exercise period.

12.2

The purchase price payable upon transfer of the Option Shares, amounts to EUR 2,000,000.-- for all Option Shares. In case CF exercises only part of the Call Option, the purchase price amount shall be calculated as the pro rata part of the amount stated in the previous sentence.

12.3

In the event that the actual EBITDA derived from the Annual Accounts for the Accounting Period ending 31 March 2010 would be less than EUR 1,447,000.--, then the exercise period of the Call Option will be extended up to an including 30 September 2011.

12.4

Exercise of the Call Option may be revoked by CF in writing until the actual transfer of the Option Shares. Upon the notice of exercise of the Call Option being given by CF to Remedent OTC, both Parties shall cooperate to the swift transfer of the relevant number of Option Shares by instructing a civil law notary to effect the transfer of the Shares against payment of the relevant purchase price.

12.5

Remedent OTC herewith irrevocably grants an unconditional power of attorney to CF, with the right of substitution, to do everything on its behalf which may be required to effect the transfer of the Shares pursuant to the Call Option, it being understood that CF may act both for itself as counterparty as well as in its capacity as attorney of Remedent OTC.

13	NO DISPOSAL, SHARE TRANSFERS
13.1

The Investors agree that no direct or indirect Disposal of any Shares shall be permitted except in accordance with the terms hereof, provided that CF shall at all times be entitled to transfer any Shares held by it to any of its Affiliates.

13.2

Without limitation to any other rights CF may have to claim damages actually incurred, in the event of breach of the undertakings of the other Parties set out in clause 13.1, an immediately payable penalty in the amount of EUR 500,000.—shall become due by that relevant other Party to CF (provided CF is not in breach of that clause itself), increased by an amount of EUR 2,500.-- for each day the breach continues.

13.3	Other than in relation to a Sale, it shall be a condition of any transfer of Shares that:
(a)

the transferee, if not already a Party, enters into an undertaking to observe and perform the provisions and obligations of this Agreement by execution of an accession agreement reasonably acceptable to the Investors in his capacity as Shareholder or Senior Manager, as may be the case;

(b)	the performance of the obligations of the new Shareholders are guaranteed by the transferring Shareholder for at least one (1) year following completion of the transfer; and
(c)

all Shares transferred shall be free from all liens, charges and encumbrances and shall carry all rights, benefits and advantages attached to them except the right to any dividend declared but not paid prior to the date of such transfer;

and these provisions shall apply accordingly in the event of an indirect transfer of interests in any Shares, i.e. through the transfer of (equity) interests in Remedent OTC.

13.4

No issue of Shares or shares in Remedent OTC shall be made to any person who is not already a Party unless that person first enters into an accession agreement in a form and against terms confirmed in advance to be reasonably acceptable to the Investors pursuant to which that person becomes a Party hereto.

13.5

Each of Remedent, Robin List and Remedent OTC on the one hand undertakes with CF on the other hand, upon termination of the Management Agreement ‘for cause’ as defined in the Management Agreement, Remedent, Robin List and Remedent OTC shall procure that Remedent OTC shall offer for sale and transfer to CF such number of Shares corresponding to the pro rata shareholding of Robin List in Remedent OTC (being 50%) compared to the total amount of Shares then held by Remedent OTC, against a price to be paid by CF to Remedent OTC to be negotiated by CF on the one hand and Robin List and Remedent OTC on the other hand, in which case CF shall be entitled to purchase those Shares at its discretion, the proceeds of which Shares transaction shall be used for the concurrent purchase by and transfer to Remedent OTC of all shares of Robin List in Remedent OTC to occur on the same day of the relevant Shares transfer. In the event of termination of the Management Agreement not ‘for cause’ as defined in the Management Agreement, the Investors shall be free to decide to make offers to each other with a view to the Disposal by Robin List of his direct or indirect interest in the Company, provided that any such transaction shall require the prior approval of all Investors.

13.6

In the event of termination of the Management Agreement ‘for cause’, Robin List shall remain bound by the terms of clause 17.3 without limitation. If the termination is not ‘for cause’ as defined in the Management Agreement (irrespective of whether or not the non-compete undertakings under the Management Agreement apply)Robin list shall be bound by the terms of clause 17.3 until he is no longer an indirect Shareholder , after which moment he shall immediately be released from the undertakings set out in 17.3 without any further compensation being due on his part (subject to any obligations then already accrued).

13.7

To the fullest extent possible under the applicable law, the Shareholders hereby give their written consent as required by the relevant provisions of the Articles of Association to the sale and transfer of Shares as described in this clause 13 and clause 14 (Drag Along and Tag Along Rights) and the Shareholder acknowledge and agree that the price for those Shares received may be less than the price as would have been determined by an independent expert on the basis of the Articles of Association and the Shareholder waive the right to claim any difference.

14	DRAG ALONG AND TAG ALONG RIGHTS
14.1

If at any time after expiration of the three (3) year period starting on the date hereof any Shareholder receives a bona fide at arm’s length offer from a third party (not affiliated with any Investor) to purchase 100% of the issued and outstanding Shares, and that Shareholder would be willing to tender its Shares and accept the offer, it shall give notice thereof to the other Shareholders. The notice shall state all terms and conditions of the offer whereupon all Shareholders shall be required, within fifteen (15) days of such notice, at their discretion:

(a)	to offer all Shares held by them to such third party on the terms and conditions stated in the notice referred to above and to cooperate to the subsequent transfer of their Shares; or
(b)

to make a matching offer for all of the Shares to the other Shareholders or otherwise to enable those Shareholders who are willing to accept the offer to sell their Shares at terms and conditions which are the same as those of the third party offer, provided that:

(i)	completion of such acquisition and the payment of the purchase price can be accomplished within 3 months from the date of the original notice; failing which
(ii)	the Shareholders shall cooperate, if so required by the Shareholder that made the notice, to offer the Shares to the original third party offeror;

provided that any Investor shall not be bound to offers its Shares under this clause 14.1 if the net cash proceeds received by CF based on the total investments made by CF in respect of the Company do not result in an IRR of at least 30%.

14.2

Shareholders may, at their discretion, decide which form the consideration for the sale of the Shares shall have and the terms of the payment thereof, provided that, in case of a non-cash consideration, such consideration is, in their opinion, sufficiently liquid.

14.3

If at any time a Shareholder receives a bona fide at arm’s length offer from a third party (not affiliated with any Investor) for some but not all of the Shares and wishes to sell his Shares to that third party who has indicated, such Shareholder may do so subject to each of the following conditions having been satisfied:

(a)

the Shareholder shall notify as soon as practically possible the other Shareholders of the offer received, including all details thereof relevant for the other Shareholders to assess whether they wish to sell their Shares;

(b)

together with the notification provided for in paragraph (a), the Shareholder must offer his Shares for sale to the other Shareholders against the relevant price offered by the third party, without such offer subsequently having been accepted by any of the other Shareholders;

(c)	arrangements have been entered into with the relevant third party offeror to the effect that:
(i)	that third party offeror is also willing to purchase on equivalent terms and conditions from the other Shareholders the Shares which the other Shareholders may wish to sell;

(ii)

all Shareholders are offered to participate on equal terms and conditions as vendors in the sale of the total number of Shares to be transferred to the offeror, pro rate to the number of Shares held by them;

(iii)	the third party offeror must have submitted a signed statement by a duly authorized person confirming that it is bound to the provisions of this clause 14.3.
(iv)	the third party will enter into this Agreement, by executing of an accession agreement.
14.4	All Shares sold pursuant to this provision shall be conducted in accordance with the applicable laws.
15	EXIT STRATEGY
15.1	By entering into this Agreement, the Shareholders and the Company confirm their intention to procure an Exit within 3 to 5 years from Completion.
15.2	Each Senior Manager shall agree to, and hereby commits to cooperate and prepare an Exit in good consultation with CF and will offer its best efforts to facilitate such Exit.
15.3	The costs and expenses of a an Exit shall be borne by the Company.
16	LIQUIDATION AND EXIT PROCEEDS
16.1

In the event of liquidation of the Company, either after completion of an Exit or otherwise, the liquidation shall be carried out in accordance with the Articles of Association, provided that the net proceeds shall at all times be divided among Shareholders in application of the principles set-out in this clause 16.

16.2

Parties agree that net proceeds from an Exit or liquidation of the Company will be divided among Shareholders in proportion of their shareholding percentage in the Company. However, in case the net proceeds from an Exit or liquidation of the Company would fall below EUR 4 million, than CF shall have a preferred right to the net proceeds as CF shall be entitled to first receive an amount equal to (a) 50% of the original investment made hereunder amounting to EUR 2 million, plus (b) 50% of any amount paid by CF to Remedent OTC upon exercise of the Call Option. Consequently, Remedent OTC is entitled to the remaining proceeds.

17	CONFIDENTIALITY AND NON-COMPETITION COVENANTS, BUSINESS DEVELOPMENT
17.1

The Investors undertake and covenant with each other that as long as they are a Party in their capacity as a direct or indirect Shareholder they will neither (except in the proper performance of duties) nor at any time thereafter:

(a)	divulge to any person any Confidential Information;
(b)	use any Confidential Information for his own purposes or for any purposes other than the lawful purposes of the Group;
(c)	through any failure to exercise due care and diligence, permit or cause the disclosure of any Confidential Information to any person;

other than:

(i)

required by applicable law, including but not limited to the laws and rules promulgated by the United States Securities and Exchange Commission, or Stock Exchange rules or by any competent authority, without there being a reasonable means to challenge the imposed disclosure, but in any case only after consultation with the other Investors about the timing and content of such disclosure;

(ii)	disclosure to its professional advisers, subject to a duty of confidentiality and only to the extent necessary for any lawful purpose in his capacity as Party to this Agreement; and
(iii)

to the extent that at the date hereof or hereafter the related Confidential Information has become public knowledge otherwise than through the unlawful disclosure by the relevant Investor or the Senior Manager.

17.2

It is understood by the Parties that Remedent is engaged and will continue to be engaged in the production, development and marketing of professional dental products which may or may not be in the same geographic locations in which the Companies may engage their OTC business. It is the understanding of the Parties that upon Completion Remedent’s business will not include the OTC dental products currently being sold by the Existing OTC Subsidiaries. Accordingly, the covenants set out in clause 17.3 shall only restrict Remedent from competing or otherwise engaging in the same OTC business in the same geographic regions as the Companies. Furthermore, nothing in this Agreement shall prohibit Remedent from:

(a)

using the outcome of research and development relating to the OTC dental products in Remedent’s professional business so long as such products do not compete with the Companies OTC dental products in the OTC markets;

(b)	carrying on Remedent’s own professional business (non-OTC business) generally; and
(c)	trading in Sylphar products in accordance with agreements or arrangements at ‘arm’s length’ to that extent, as may be in place from time to time between the Companies and Remedent.
17.3

Each of the Investors hereby undertakes that it or he will not, for the duration of this Agreement and for a period of one (1) year from their ceasing to hold a direct or indirect interest in any Shares, in the OTC territories where the Companies are active without the prior written consent of the other Investors in any capacity or in any way whatsoever directly or indirectly, either on his own account or in conjunction with or on behalf of any person, whether or not as shareholder:

(a)

be engaged in or concerned with the conduct of OTC oral care products currently being sold by the Existing OTC Subsidiaries or any business involving the production of or the trading in any OTC products as developed, produced or traded by the Companies, or the provision of services developed or provided by the Companies as developed, produced, traded or provided for the OTC market at the time of termination of this Agreement in respect of that relevant Investor, or which may compete therewith;

(b)	persuade or cause, or attempt to persuade any employee or any distributor or commercial agent of any Group member to terminate his relationship with that Group member;
(c)	persuade any Group member’s customers or suppliers or any other person doing business with any Group member to terminate its relationship with that Group member;
(d)	knowingly assist any competitor of the Group to a material extent in any activity referred to in paragraph (a) hereof;
(e)

use the name ‘Sylphar’ or any abbreviation thereof or any combination including such name, or the logo or trade name of any Group member or its products, other than incidentally and to the extent not detrimental to the Companies; and/or

(f)	make or prepare an offer for any of the Group’s assets, for as long as CF is a Shareholder.

The Companies hereby undertake with Remedent not to engage in the production and/or marketing of veneers in the professional oral care markets.

17.4

Without limitation to any other rights a Party may have to claim damages actually incurred, in the event of breach of the undertakings set out in clause 17.3, an immediately payable penalty in the amount of EUR 500,000.— shall become due by the relevant Party Investor who is not in breach of that clause, increased by an amount of EUR 2,500.-- for each day the breach continues.

18	DIVIDEND

Dividends, if any, will be annually decided by the General Meeting subject to the provisions set out in clause 8.

19	NOTICES
19.1

Any notice or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by facsimile, by courier, or by registered mail (with a copy to the relevant e-mail accounts) and shall be effective when received and in any event no later than:

(a)

when sent by facsimile 2 (two) business hours after receipt. Receipt shall be deemed to have occurred when transmission of such facsimile communication has been completed and a positive transmission report has been produced by the transmitting machine; For the purposes of this provision, ‘business hour’ shall mean any time between 09.00 and 18.00 hours on a Business Day in the country of the addressee;

(b)	when sent by courier service 2 (two) days after dispatch;
(c)	when sent by registered mail 2 (two) days after dispatch.
19.2

For the purposes hereof, the addresses of the Parties shall be as specified in Schedule 7 (Notification Details), or such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this clause for that purpose.

19.3	The provisions of this clause shall also apply in relation to the service of documents for the purpose of litigation unless applicable statutory laws provide otherwise.
20	USE OF POWERS, AMENDMENT OF ARTICLES
20.1

The Parties shall exercise all voting rights and other powers available to them in relation to Remedent OTC, the Company and the Subsidiaries, whether in their capacity as shareholder, director or otherwise, and take all reasonable steps and precautions within their power to procure that full effect is given to the terms of this Agreement.

20.2

If there is a conflict between a provision of this Agreement and a provision of the Articles of Association, the Parties agree to use reasonable endeavors to change the Articles of Association in order to resolve the difference. If future changes in statutory corporate laws applicable to the Company allow the inclusion in the Articles of Association of provisions of this Agreement not yet included in the present Articles of Association, upon request of CF the relevant amendments allowed following such change shall be made in the Articles of Association.

20.3

The Parties agree that if there is a conflict between a provision of this Agreement and a provision of the Articles of Association, they shall observe the provisions of this Agreement to the effect that:

(a)

if the Articles of Association prescribe the observance of requirements which are less stringent than the corresponding requirements set forth in this Agreement, the Parties shall observe the latter requirements; and

(b)

if the Articles of Association prescribe the observance of requirements which are more stringent than the corresponding requirements set forth in this Agreement, upon the latter requirements having been satisfied the Parties shall without discretion co-operate in ensuring that the former requirements are also satisfied without delay.

21	TERMINATION
21.1	This Agreement shall terminate:
(a)	in respect of any Party in the capacity as Shareholder or Investor: upon such Shareholder or Investor ceasing to be a Shareholder or indirect Shareholder;
(b)	in respect of any Party in the capacity as Senior Manager: upon such Senior Manager ceasing to be actively involved in the Group’s business and management thereof; or
(c)	in respect of all Parties: upon all Shareholders ceasing the hold any Shares following and Exit or otherwise.

This clause 21.1 shall be construed such that termination of this Agreement in respect of a Party in a particular capacity as referred to in paragraph (a) and (b) shall not cause the termination of this Agreement in respect of such Party in any other capacity as may be applicable, and such Party shall continue to be a Party in any such other capacity unless and until this Agreement is terminated in respect of that Party in such other capacity or otherwise on the basis of this clause 21.1.

21.2

As a result of termination in respect of the relevant Party, that Party shall no longer have the rights hereunder nor be bound by the terms and conditions hereof with the exception of rights already accrued and the obligations set out in clause 1 (Interpretation), 3 (Representations and Warranties and Tax Indemnity (to the extent such survivability has not expired pursuant to the term set forth therein)), 13.6, 13.7, 16 (Liquidation and Exit Proceeds), 17 (Confidentiality and Non-Competition Covenants, Business Development) (to the extent such survivability has not expired pursuant to the term set forth herein), 19 (Notices), 21 (Termination), 22 (Miscellaneous) and 23 (Governing Law and Disputes].

22	MISCELLANEOUS
22.1

This Agreement together with Schedules and the agreements referenced herein, contains the entire agreement of the Parties in relation to its subject matter, and supersede all previous agreements and arrangements made by the Parties in relation to its subject matter which the Parties acknowledge have been merged into such documents and Schedules.

22.2

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreements substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a replacement clause which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

22.3	No amendment to this Agreement shall have any force or effect unless by an instrument in writing and signed by all the Parties.
22.4

Any waiver under this Agreement must be given by notice to that effect. Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute ‘rechtsverwerking’.

22.5

The Parties hereby waive their rights under section 6:265 through 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of this Agreement in whole or in part. The Parties hereby waive their right to claim the nullification (vernietiging) of this Agreement in whole or in part on the basis of section 6:228 et. seq. of the Dutch Civil Code.

22.6

Save where this Agreement provides otherwise, none of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, without the prior written consent of all the Parties.

22.7

Each of the Companies is a Party to confirm that it shall be bound by, and fully co-operate with the implementation and performance by itself and each of the other Parties of their respective obligations hereunder. Unless it stipulated herein that the Company has a particular right against another Party that is enforceable against that Party, in accordance with the relevant terms hereof, the contractual relationship established between the Parties is not intended to establish an obligation of the other Parties towards the Companies, whether express or implied, not any corresponding right for the Companies to demand the performance of any obligations of other Parties thereunder.

22.8	This Agreement shall not constitute any right of the Subsidiaries to demand the performance of undertakings by the Investors.
23	GOVERNING LAW AND DISPUTES
23.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.
23.2

The Parties agree to pursue the settlement of any dispute in connection with this Agreement by submission thereof to the jurisdiction of the competent court in Amsterdam (The Netherlands), which jurisdiction shall be exclusive subject to the next following sentence.

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Thus made and executed in 4 original copies, each of equal tenor and validity:

CONCORDIA FUND B.V. /s/ Saskia van Walsum by: Saskia van Walsum title: attorney-in-fact (gevolmachtigde)

REMEDENT, INC. /s/ Guy De Vreese by: Mr. Guy De Vreese title: Chairman / attorney-in-fact

REMEDENT OTC B.V. /s/ Robin List by: Mr. Robin List title: managing director (bestuurder)	ROBIN LIST /s/ Robin List
SYLPHAR HOLDING B.V. /s/ Robin List by: Mr. Robin List on behalf of TSL Invest BVBA title: managing director (bestuurder)

SYLPHAR USA, INC /s/ Robin List by: Mr. Robin List title: Chief Executive Officer	SYLPHAR N.V. /s/ Robin List by: Mr. Robin List title: managing director (afgevaardigd bestuurder)

SYLPHAR ASIA PTE. LTD. /s/ Robin List by: Mr. Robin List title: Chief Executive Officer

SCHEDULE 1	DEFINITIONS

When used in this Agreement, the following terms shall have the meaning indicated in this Schedule 1 unless specifically provided differently in any specific context:

2007-2008 Accounts	the audited statutory annual accounts of each of Sylphar N.V., Remedent, Inc (OTC) and Sylphar Asia Pte. Ltd. for the period ending 31 March 2008, in the Agreed Form;
Accounting Period

means the accounting reference period of the Company and the Subsidiaries commencing on 1 April of each year and ending on 31 March in the next following year, or any other accounting period as may be determined by resolution of the General Meeting;

Affiliates

means in relation to any person, any person that is subject to the Control of the Ultimate Holding Company of that person, provided however that for the purpose of this Agreement, the Company nor any of the Subsidiaries shall be regarded as being an Affiliate of any Shareholder;

Agreed Form

means, in relation to any document, such document in a form agreed or approved by the Investors and initialed for the purposes of identification by or on behalf of the same, or for which approval by their legal counsel has been given;

Agreement	means this investment and shareholders’ agreement, together with its Schedules, as may be amended from time to time;
Annual Accounts

means the audited consolidated annual accounts of the Company, consisting of the Company’s balance sheet and the profit and loss accounts, including the explanatory notes thereto and the annual report (jaarverslag), including the consolidated balance sheet and the consolidated profit and loss account and the auditor’s statement;

Annual Budget

the budget of the Group as determined and adopted from time to time in accordance with clause 11 (Strategic Business Plan, Due Diligence Action List and Annual Budget) and the applicable other terms of this Agreement;

Articles of Association	the articles of association (statuten) of the Company, as in effect from time to time;
Business Plan	the business plan of the Group as determined in accordance with clause 11 (Strategic Business Plan, Due Diligence Action List and Annual Budget) and the applicable other terms of this Agreement;
Call Option

the right of CF to purchase such number of Shares from Remedent OTC as a result of which the total amount of Shares then held by CF represents 49 % of the issued share capital of the Company on a fully diluted basis;

Carve-Out Agreements

the agreements made between among others Remedent, Inc., Remedent OTC, and Remedent N.V. and the Company whereby the Company has acquired the whole of the issued share capital of the Existing OTC Subsidiaries, specifically the Share Purchase Agreement by and between Remedent and Remedent N.V., Contribution Agreement by and between Remedent and Sylphar USA, Inc., Deed of Contribution; and the Share Purchase Agreement and voting agreement between Robin List and Remedent concerning their shareholdings in Remedent OTC and all agreements pertaining thereto;

Carve-Out Documents	the Carve-Out Agreements and all other documents (if any) entered into pursuant thereto or in connection therewith;
Carve-Out Warranties	the representations and warranties given by any person under the Carve-Out Documents;
CF	Concordia Fund B.V., the Party referred to in the introduction paragraph (1) hereof;
Companies	each of the Company and the Existing OTC Subsidiaries;
Company	Sylphar Holding B.V., the Party referred to in the introduction paragraph (5) hereof;
Completion	the implementation of the Transaction in accordance with the provisions set forth in this Agreement;

Completion Date	the date hereof, or any other date agreed upon among the Parties;
Confidential Information

information in any form, whether or not in writing, relating to the business, products, affairs and finances and employment matters of the Group, for the time being confidential to it, or treated by it as such and trade secrets (including, without limitation technical data and know-how) relating to the business of the Group or any of its suppliers, clients or customers;

Constitutional Documents

(i) with respect to the Company, the Articles of Association, and (ii) with respect to Existing OTC Subsidiaries, the articles of association, rules and by-laws and all other corporate or constitutional documents of the Existing OTC Subsidiaries, all in the Agreed Form and as amended from time to time in accordance with the provisions hereof;

Control

the ability to (i) alone or together with one or more subsidiaries, whether or not in concert with others, exercise or cause to exercise more than one-half of the voting rights in the shareholders’ meeting of a company or (ii) the ability to appoint more than one-half of the directors or supervisory directors of a company or (iii) to exercise decisive influence with regard to the general course of affairs of a company;

Deed of Issuance	the notarial deed in the Agreed Form to be executed by the Notary on the Completion Date, pursuant to which the relevant Shares shall be issued to and accepted by CF as provided for in this Agreement;
Deed of Transfer	the notarial deed of transfer pursuant to which CF shall acquire the Shares from Remedent OTC the form of the draft prepared by the Notary in the Agreed Form;
Disposal

in relation to any Share includes (i) the sale or transfer, (ii) creating or permitting to subsist any pledge (pandrecht), attachment (beslag), charge, lien or other security interest or other form of encumbrance, (iii) any agreement, arrangement or understanding in respect of voting rights or the right to receive dividends or distribution rights, (iv) the renunciation or assignment of any right to subscribe or receive a Share or any legal or beneficial interest in a Share, and (v) any agreement to do any of the foregoing, except (a) to the extent conditional on compliance with the terms of this Agreement, or (b) the transfer of a Share by operation of law;

Existing OTC Subsidiaries	the existing Subsidiaries of the Company at present, being Sylphar N.V. Sylphar USA, INC. and Sylphar Asia Pte. Ltd., the Parties referred to in the introduction paragraph (6) hereof;
Exit	a Sale or Listing, or any combination thereof;
General Meeting	the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company;
Group	the Company and its group companies (groepsmaatschappijen) as defined in section 2:24b of the Netherlands Civil Code, always including Subsidiaries and any other Affiliates of the Company;
Intellectual Property Rights

patents, rights to inventions, copyright, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

Investor	each and any of the Shareholders, Remedent and Robin List, in each case so long as they are a Party to this Agreement;
Listing

the underwritten listing and initial public offering and official listing of all or any portion of the shares of any kind in the Company, any legal successor of the Company under universal title, or shares of any wholly owned Subsidiary of the Company (in whole or in part) on a Stock Exchange;

Management Agreement	the management agreement between TSL Invest, the Company, Sylphar N.V. and Robin List to be entered into at Completion in accordance with the draft in the Agreed Form;

Management Board	the management board (bestuur) of the Company;
Manager Representations and Warranties	the representations and the statements of fact set-out in Schedule 4 ( Manager Representations and Warranties);
Notary	any civil law notary working at Albers, Schot en Van Tienen, Amsterdam;
Party	any party to this Agreement and its legal successor, for as long as it is a party hereto;
Remedent	Remedent Inc., the Party referred to in the introduction paragraph (2) hereof;
Remedent OTC	Remedent OTC B.V., the Party referred to in the introduction paragraph (3) hereof;
Reports	due diligence report prepared by BDO dated 25 July 2008 and the commercial due diligence report prepared by VGD dated 6 August 2008;
Representations and Warranties	the representations and the statements of fact set-out in Schedule 3 (Representations and Warranties);
Robin List	Mr. Robin List, the Party referred to in the introduction paragraph (4) hereof;
Sale	the trade sale of 100% of the Shares or all or substantially all of the assets of the Company;
Schedule	a schedule to this Agreement;
Senior Manager	a senior manager of the Company and/or its Subsidiaries, at the date hereof being Robin List, and any other senior manager of any Group member;
Shareholder	any person who is and for as long as he continues to be the owner of one or more Shares;
Shares	the issued common shares in the capital of the Company (excluding the common shares held by the Company or its Subsidiaries) each having a nominal value of EUR 1,-- (one euro);

Stock Exchange	any stock exchange recognized under any national laws incorporating Directive 93/22/EEC of 10 May 1993, the New York Stock Exchange or NASDAQ;
Subsidiaries	the subsidiaries of the Company at any time, at the time being the Existing OTC Subsidiaries;
Taxes

means all taxes, levies, duties, social security contributions, imposts, charges and withholdings of any nature whatsoever, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, together with all penalties, charges and interest relating to any of them in any applicable jurisdiction and regardless of whether any such taxes, levies, duties, social security contributions, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company, any of the Subsidiaries or any other person;

Transaction	the transactions contemplated by this Agreement;
TSL Invest	TSL Invest BVBA, the management company owned and used by Mr. Robin List
Ultimate Holding Company

in relation to any person, the person which is not itself subject to Control, but has Control over that person, either directly or through a chain of persons, each of which have Control over the next person in that chain.

Voting Agreement	means the agreement between Remedent and Robin List, relating to the voting share capital of Remedent OTC, to entered into as a condition to Completion, as reviewed and disclosed to all Parties;
Warrantors	Remedent and Remedent OTC;

SCHEDULE 2	SHAREHOLDINGS

Pre Completion

Shareholder	# of Shares	Percentage
Remedent OTC	18,000	100%

Post Completion

Shareholder	# of Shares	Percentage
Remedent OTC	17,750	75%
CF	5,250	25%
Total	21,000	100%

SCHEDULE 3	REPRESENTATIONS AND WARRANTIES
1	Reports and Information
1.1

The statements of fact (excluding any statements of fact that result from the interpretation of the authors) contained in the Reports were true and accurate in all material respects at the dates when such documents were issued (and the Reports do not omit to state any fact thereby rendering materially misleading any statement therein contained).

1.2	All information necessary to enable CF to make a reasonably informed assessment of the Companies and their businesses have been disclosed to it and/or its advisors.
2	The Companies and the Warrantors
2.1	Each of the Companies and the Warrantors is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.
2.2

Each Warrantor and each of the Companies has the full power and authority to enter into and perform this Agreement and any other documents to be executed by them or said pursuant to or in connection with this Agreement or the Carve-Out Documents, which, when executed, will constitute valid and binding obligations on them, in accordance with their respective terms.

2.3

Each Warrantor and each of the Companies has taken or shall cause to be taken all corporate action required by it to authorize it to perform in accordance with this Agreement and the Carve-Out Documents, and any other documents to be executed by it pursuant to or in connection therewith.

3	Corporate information
3.1

The Company is the sole legal and beneficial owner of 100% of the issued share capital in the Existing OTC Subsidiaries, with full title to those shares and no existing encumbrances whatsoever, and those shares have been properly and validly issued and are each fully paid.

3.2

No person has the right, or has claimed to have the right, (whether exercisable now or in the future and whether contingent or not) to any profits or to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any of the Companies under any option, agreement or other arrangement (including conversion rights and rights of pre-emption), other than as appearing from the their Constitutional Documents as disclosed to CF.

3.3

The Constitutional Documents made available to the Company and CF are true and accurate copies of the Constitutional Documents of the other Companies and there have not been and are not any breaches by any of the Companies of its constitutional documents which will have a material adverse effect on its business.

3.4

The registers and minute books required to be maintained by each of the Companies under the law of the jurisdiction of its incorporation, (i) are up-to-date, (ii) have been maintained in accordance with applicable law and (iii) contain proper records of all matters required to be dealt with in such books and records, in each case in all material respects.

3.5

All material filings, publications, registrations and other formalities required by applicable law to be delivered or made by the Companies to company registries in each relevant jurisdiction have been duly delivered or made on a timely basis.

4	Litigation and claims

None of the Companies is engaged in or about to initiate any material litigation, whether civil or criminal, arbitration or administration proceeding none is pending or threatened against any of the Companies.

5	Carve-Out Warranties

To the best of the knowledge, information and belief of each of the Warrantors, each of the Carve-Out Warranties is true and accurate and, so far as the Warrantors are aware, there are no matters which would allow any claim to be made under the those Carve-Out Warranties.

6	Accounts
6.1

The 2007-2008 Accounts are true and accurate in all material respects, the profit and loss account and related notes contained in the 2007-2008 Accounts the give a true and fair view of the results of the Existing OTC Subsidiaries for the 12 month period ended 31 March 2008 and the balance sheet and related notes contained in the 2007-2008 Accounts give a true and fair view of the financial position of the relevant Existing OTC Subsidiaries at the end of that period.

6.2

The 2007-2008 Accounts have been properly prepared in accordance with good accounting practice and in accordance with all statutory requirements and the bases and policies of accounting adopted for the purpose of preparing the 2007-2008 Accounts are the same as those adopted in preparing the audited accounts of the Existing OTC Subsidiaries in respect of preceding accounting reference periods.

6.3	The 2007-2008 Accounts do not include any unusual, exceptional, non-recurring or extraordinary item of income or expenditure (save as expressly disclosed therein).
6.4	Since the 2007-2008 Accounts Date there has been no material adverse change in the financial or trading position or prospects of the Existing OTC Subsidiaries.
7	Permits and Licenses

The Company and the Existing OTC Subsidiaries have obtained all licences, permissions and consents necessary to carry on their businesses, all such licences, permissions and consents are in full force and effect and no event has occurred which shall or is likely to prejudice any such licences, permissions and consents remaining in full force and effect.

8	Contracts
8.1

Since the Accounts Date no part of the business of the Existing OTC Subsidiaries has been adversely effected by the loss of any customer or of any source of supply or by the cancellation or loss or decrease in value of any order or contract or by any other abnormal factor or event not affecting similar businesses to a like extend nor are there any circumstances likely to lead thereto.

8.2

By entering into this Agreement and performing their obligations thereunder, to the knowledge of the Warrantors nor the Companies violate any laws and regulations applicable to them or interfere with any rights or third parties.

8.3

The terms and conditions of the Carve-Out Documents permit the entering into by the Companies and the Warrantors of the present Agreement and the carrying out of the transactions and the performance of their respective obligations hereunder, and such performance is not conditional upon the consent of any person.

9	Intellectual Property Rights

                  The Existing OTC Subsidiaries have all Intellectual Property Rights necessary to carry on the businesses of the Existing OTC Subsidiaries are vested absolutely in the Existing OTC Subsidiaries or any of them and no person has any personal right, interest or claim whatsoever in such Intellectual Property Rights.

SCHEDULE 4	MANAGER REPRESENTATIONS AND WARRANTIES
1	Competitive Interests and Conflicts of Interest
1.1	Robin List nor any persons connected with them has any interest directly or indirectly in any business which is or is likely to be or become competitive with the business of any of the Companies.
1.2

The Companies have no obligation or liability whatsoever to Robin List or any persons connected with him nor (without prejudice to the generality of the foregoing) any liability or obligation to make any payment by way of pension contribution, redundancy, gratuity, compensation or otherwise to him or his connected persons.

1.3	Full details of all transactions involving Robin List in connection with the Carve-Out Agreements have been disclosed in writing to CF.
1.4

Immediately following Completion, Robin List does not have any contractual or non-contractual business or management relationship with Remedent other than as appears from to the Carve-Out Agreements and this present Agreement.

1.5

No employment or other contract (subsisting or terminated) contains any provisions which purportedly entitle any person to prevent Robin List and/or TSL Invest from being a director, employee or shareholder of any of the Companies or from being a shareholder or employee of a company which provides Robin List's services to any of the Companies.

2	Interests
2.1

Except for: (a) his (indirect) shareholding in the Company, (b) his shareholding in TSL Invest and (c) shares held in companies listed on a Stock Exchange for investment purposes and representing less than 3 (three) per cent. of the shares of that class, Robin List has no interests in any business or partnership nor is he interested in the shares of any company nor does he or any persons connected with him have any interest in any contract or agreement with the Company, Remedent or the Existing OTC Subsidiaries nor does he or any such persons own any property used by the Company, Remedent or the Existing OTC Subsidiaries.

2.2

The entire issued share capital in TSL Invest and 50% of the issued share capital in Remedent OTC is owned by Robin List and no rights, encumbrances, rights to profit or option rights in favour of any other person whatsoever exist in respect of those shares except as otherwise set forth in the Voting Agreement.

3	Criminal Offences
3.1	Robin List has not been convicted of a criminal offence, other than a road traffic offence not punished by a custodial sentence.

SCHEDULE 5	COVENANTS AND REPORTING BY THE COMPANY
1	The Companies undertake that they shall, unless each of the Investors otherwise agrees:
(a)	New Business: effect any expansion, development or evolution of the Companies’ business through any of them or a wholly owned subsidiary of any of them;
(b)	Adequate Insurance: insure with a reputable insurance firm and keep so insured at all times:
(i)

all its respective insurable assets and undertakings which a prudent company would insure against loss (including loss of profits), damage and such other risks as a prudent company would insure against; and

(ii)	all its respective insurable potential liabilities in respect of which a prudent company would insure;
(iii)	the directors and supervisory directors of the Company for such liabilities as CF may agree from time to time;

all in such manner and to such extent as shall be in accordance with good commercial practice with regard to assets and liabilities of a like character and in comparable circumstances;

(c)

Enforce Rights: enforce to their full extent the obligations of the Senior Managers under the relevant terms of employment (or contract for services as the case may be) with the Company and/or any other Group Company and the rights of the Company under the Carve-Out Documents;

(d)

Intellectual Property Rights: take all reasonable steps within its power to protect its Intellectual Property Rights and make such applications and effect such renewals or extensions thereof as are required to keep the same in force;

(e)	Confidential Information: take all reasonable steps within its power to protect information which is confidential to it;
(f)

Compliance with Laws: comply with all applicable legislation and regulations (maintain all required consents and licences and notify each Shareholder immediately if it loses any such consent or licence or if any such consent or licence expires; and

(g)

Act: cooperate in good faith with Remedent to establish adequate and effective internal control in compliance with the Sarbanes-Oxley Act of 2002 (“Act”) and the related rules and regulations promulgated under such Act so long as Remedent is a shareholder of Remedent OTC and to the extent that the consolidation of the financial statements of Remedent OTC is required under the United States securities laws.

2	Material Decisions

The Company undertakes to each Investor that all decisions made by or on behalf of the Company or any of its Subsidiaries which are material to the Company, any of its Subsidiaries or the Group as a whole, are approved either at a properly convened meeting of the relevant board or corporate body of the Company or by a resolution in writing signed by or otherwise approved in writing by all of members of such board or corporate body.

3	Information Obligations

Each of the Companies undertakes to each Investor:

(a)

Information on Material Matters: to keep each Investor informed of (a) material matters relating to the progress of the businesses of the Group and to such extent and in such form and detail as the Investors may from time to time reasonably require and to supply to each Investor such written particulars of any matters concerned with and arising out of its activities as any of the Investors may from time to time reasonably require and (b) any event which may give rise to any breach of warranty under the Carve-Out Agreements;

(b)

Information Pack: without limiting the generality of foregoing, in respect of the Group as from three (3) months from the date of this Agreement, to deliver within 14 days of the end of each month and each quarter of any Financial Period respectively to the Shareholders an information pack comprising:

(i)	Monthly trading updates including sales and margin development, order portfolio / sales funnel, cash flow development and other business developments in a format to be agreed upon with CF; and
(ii)

Quarterly reports including (consolidated) P&L, balance sheet and cash flow statements, and including comparison to budget and previous comparable period within 30 days following quarter-end in a format to be agreed upon by CF;

save that during the period from the date hereof until the expiry of 3 months after the strengthening as described in clause 6.2, the Company and the Subsidiaries shall only be under the obligation to supply such information monthly and in such form as is reasonably practicable;

(c)

Accounts: without limiting the generality of, to deliver - forthwith upon the same becoming available and not in any event later than five (5) months after the end of each Accounting Period - to each Shareholder - copies of the Annual Accounts relating to that same Accounting Period; and

(d)

Board Minutes: if so requested by any Shareholder, to make available - not later than the earliest of (i) the same time the minutes hereinafter mentioned are made available to any of the members of any relevant board (ii) the day before the next meeting of the relevant board or (iii) 14 days after the relevant board meeting - to each such Investor copies of minutes of meetings of such board.

(e)

Remedent Reporting Requirements. So long as the financial statements of the Company and the Subsidiaries are consolidated with the financial statements of Remedent, the Companies shall provide to Remedent, on a timely basis, all the financial statements/information of the Companies as are necessary for Remedent to meet its reporting obligations under rules and regulations promulgated by the United States Securities and Exchange Commission, including periodic reports, current report and registration statements. Upon the earlier occurrence of either of the events set out in clause 8.2 or 30 September 2011, the obligations set forth hereunder shall be terminate definitely as from the start of the reporting period following immediately next to the period during which such event occurred.

4	Obligation of the Company

                  The Company undertakes to the Investors to give to each Investor written notice of any offer made to any shareholder of the Company to purchase from it any of its Shares forthwith upon the Company becoming aware of the same.

SCHEDULE 6	RESERVED MATTERS

The following actions of the Management Board with respect to the Company and its Subsidiaries shall at all times require the prior approval given in accordance with clause 9.1:

(a)	the renting, letting, acquisition, disposal or encumbrance of registered property (registergoederen) or similar fixed assets;
(b)	the creation of liability on the part of the Company or in respect of its property for debts of third parties, by suretyship, guarantee with a value in excess of EUR 100.000,--;
(c)	the establishment or closing down of branches (nevenvestigingen) or the closing down or transfer of the ownership or use and enjoyment of all or part of the Company's business;
(d)

the participation in, or the assumption or relinquishment of the management of other enterprises, the transfer or liquidation thereof, the extension of the activities of such enterprises by a new line of business or the closing down or transfer of the ownership or use and enjoyment of all or part of the businesses of such enterprises;

(e)

form, enter into, terminate or withdraw from any partnership, consortium, joint venture or any other unincorporated association carrying on a trade or business with a financial impact in excess of EUR 100,000.--;

(f)	acquire or dispose of any Intellectual Property Rights whether absolutely or by way of licence;
(g)	entering into any arrangements concerning the lending or borrowing of funds in excess of EUR 100,000.—, or the alteration thereof, excluding use of current accounts in the ordinary course of business;
(h)	the granting to an employee or director of a fixed annual remuneration in excess of EUR 100,000.-- or variable remuneration in excess of 30% thereof;
(i)	the granting of pension rights other than by virtue of a collective bargaining agreement or a legal obligation;
(j)

incur any expenditure if as a result of so doing the aggregate of all such expenditure incurred by the Group in the immediately preceding 12 months period would exceed EUR 100,000.-- (hundred thousand euro);

(k)	make any change to the accounting policies of the Company and/or its Subsidiaries, unless such change is required by law or by virtue of a new statement of standard accounting practice;
(l)	the adoption or amendment of the Annual Budget; and

(m)	the approval or exercise of voting rights in respect of any actions or transactions by any Subsidiary listed above in paragraph (a) through (l).

SCHEDULE 7	NOTIFICATION DETAILS

If to CF
Name	Concordia Fund B.V.
Address	Delftweg 96 Postbus 10105 3004 AC Rotterdam
Attn.	S. van Walsum / R. Keser
Facsimile	+31 10 240 0506
With a copy to:	r.keser@concordiafund.nl / s.vanwalsum@concordiafund.nl

If to REMEDENT OTC
Name	Remedent OTC B.V.
Address	Lichtenauerlaan 102-120 3062 ME Rotterdam
Attn.	Board of Directors

If to REMEDENT
Name	Remedent, Inc Xavier de Cocklaan 42 9831, Deurle Belgium

Attn.	Board of Directors
Facsimile	+32 93217090

If to ROBIN LIST
Name	Mr. Robin List
Address	Boerestraat 13, 9850 Hansbeke Belgium
E-mail	Robinlist@skynet.be

If to the Company
Name	Sylphar Holding B.V.
Address	Delftweg 96 3043 NA Rotterdam The Netherlands
Attn.	Board of Directors

If to Sylphar USA, Inc
Name	Sylphar USA Inc.
Address	318, North Carson Street, Suite 208, Carson City, NV 89701 U.S.A.
Attn.	Board of Directors
Facsimile	Fax: + 32 (0) 9 321 70 90

Sylphar Asia Pte. Ltd.
Address	896 Dunearn Road 03-06CSime Darby Centre Singapore 589472 Singapore
Attn.	Board of Directors
Facsimile	Fax: + 32 (0) 9 321 70 90

Sylphar N.V.
Address	Xavier de Cocklaan 42 9831, Deurle Belgium
Attn.	Robin List
Facsimile	Fax: + 32 (0) 9 321 70 90

SCHEDULE 8	EXISTING OTC SUBSIDIARIES
1	SYLPHAR N.V., a company incorporated under the laws of Belgium, with its registered offices at Xavier de Cocklaan 42, 9831, Deurle, Belgium, registered under file number 892362188;
2

SYLPHAR USA, INC., a company incorporated under the laws of the State of Nevada (USA), with its registered offices at 318, North Carson Street, Suite 208, Carson City, NV 89701, United States of America and filed at the Secretary of the State of Nevada under file number E0689842008-3;

3

SYLPHAR ASIA PTE. LTD, a company incorporated under the laws of Singapore, with its registered offices at 896 Dunearn Road 03-06C Sime Darby Centre, Singapore 589472, Singapore filed at the Accounting and Corporate Regulatory Auythority in Singapore under file 200508868G.